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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

This Employment Agreement (the "AGREEMENT") is entered into effective as of February 5, 2003, between SoundView Technology Group, Inc., a Delaware corporation (the "CORPORATION"), and Robert Meier (the "EMPLOYEE").

                              W I T N E S S E T H:

     The Corporation desires to confirm the continued employment of the Employee in order to have the benefits of his expertise and knowledge. The Employee, in turn, desires to continue his employment with the Corporation on the terms set forth in this Agreement. The parties, therefore, enter into this Agreement to establish the terms and conditions of the Employee's continued employment with the Corporation.

     In consideration of the mutual covenants and representations contained in this Agreement, the Corporation and the Employee agree as follows:

     1.   EMPLOYMENT OF EMPLOYEE; DUTIES.

     The Corporation agrees to employ the Employee, and the Employee agrees to be employed by the Corporation, as a Managing Director and Head of Sales in the Old Greenwich office of its subsidiary, SoundView Technology Corporation, for the period specified in Section 2 (the "EMPLOYMENT PERIOD"), subject to the terms and conditions of this Agreement. During the Employment Period, the Employee shall report to the Chief Executive Officer or such other senior executive as the Corporation may deem appropriate from time to time and he shall assume such duties and responsibilities as may be properly assigned to him by the Corporation.

     2. EMPLOYMENT PERIOD. The Employment Period shall begin on the date of this Agreement and shall continue until December 31, 2003.

     3. SALARY. During the Employment Period, the Corporation shall pay the Employee at a monthly rate equal to an annual salary of Two Hundred Thousand Dollars ($200,000), which is a draw against the Bonus provided for in Section 4 (the "SALARY"). The Salary shall be payable in equal periodic installments which are not less frequent than the periodic installments in effect for salaries of other senior executives of the Corporation.

     4. BONUS. For the period ending December 31, 2003, subject to the conditions set forth in this Agreement, the Employee shall be entitled to a bonus equal to (i) one percent (1%) of the Net Trading Revenue of SoundView Technology Corporation and (ii), for those equity offerings in which SoundView Technology Corporation participates as an underwriter or selected dealer, either
(a) 1/2% of selling concessions on lead or co-managed equity offerings or (b) 1% of syndicate designations on all other equity offerings. (the "BONUS"). The Bonus may be modified by up to 15% by the outcome of performance goals described in Attachment A. NET

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TRADING REVENUE for purposes of determining the Bonus pursuant to this Section 4 is defined as gross commissions less trading losses generated from the trading conducted by the sales and trading departments of SoundView Technology Corporation for the period commencing January 1, 2003 and ending December 31, 2003, provided, however, that Net Trading Revenue shall not include selling concessions or syndicate designations. Net Trading Revenue shall be determined by the Corporation using the same method of accounting as it does for the preparation of its financial statements and shall be calculated in order to permit the payment of the Bonus on or before January 30, 2004. The determination of Net Trading Revenue, revenue from selling concessions and syndicate designations by the Corporation shall be conclusive and not subject to challenge. The Bonus is intended to be, and is understood by Employee to be, an inducement to continued employment throughout the Employment Period and until the Bonus is paid, which shall not be later than when other bonuses are paid to the sales department or January 30, 2004, whichever is earliest. For the avoidance of doubt, except for Salary and unless a payment is made pursuant to
Section 7 or a mid-year bonus is paid pursuant to the next sentence, no money will be paid to the Employee for the Bonus unless the Employee is a current employee of the Corporation on January 30, 2004. Notwithstanding the foregoing, if the Compensation Committee of the Board of Directors authorizes the payment of a mid-year bonus to the members of the Sales department of SoundView Technology Corporation, Employee shall be paid a mid-year Bonus, less Salary paid to date, at the same time and subject to the same general conditions as the bonus payments to the members of the Sales department. Thus, for example, if a mid-year bonus is paid based on the first six (6) months of activity, with a 25% holdback, Employee shall be entitled to a payout of his Bonus, less 25%, payable at the same time as other bonuses are paid. Any amounts held back from the mid-year bonus, if any, shall be payable on January 30, 2004 as provided in this
Section 4. Notwithstanding anything to the contrary contained in this Section 4, if there is a Change of Control, as defined in Section 7.3(e), prior to December 31, 2003, provided that Employee is still employed by the Corporation, Employee shall be paid on or before January 30, 2004 a sum equal to the greater of (x) one million dollars ($1,000,000) or (y) the Bonus, in each case less the amount of any Bonus and Salary paid during the course of the year to Employee.

     5.   BENEFITS.

          (a) In addition to and except for the matters governed by this Agreement, the Employee shall be entitled to employee benefits and perquisites, including but not limited to pension, deferred compensation plans, incentive, stock options, group life insurance, disability, sickness and accident insurance and health benefits under such plans and programs as provided to other Managing Directors of the Corporation from time to time.

          (b) The Employee shall be entitled to four (4) weeks paid vacation as well as holidays, leave of absence and leave for illness and temporary disability in accordance with the policies of the Corporation.

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          (c)  The Employee shall be entitled to reimbursement for normal and customary business expenses in accordance with the Company's policies for expense reimbursement.

     6.   NON-DISCLOSURE; NON-COMPETITION

     6.1 EMPLOYEE NON-DISCLOSURE, NON-COMPETITION AND ASSIGNMENT OF INVENTIONS AGREEMENT. As a condition to this Agreement, Employee agrees to execute and comply with the terms and conditions of the "SoundView Technology Group, Inc. Employee Non-Disclosure, Non-Competition and Assignment of Inventions Agreement" attached as Exhibit 1.

     6.2 CONFIDENTIALITY. Employee covenants and agrees to keep this Agreement and its terms confidential and to not discuss or disclose the terms of this Agreement or any of the discussions or correspondence relating thereto with any past, present or future employees of the Corporation, any prospective employer(s) or any representatives thereof. Notwithstanding the foregoing, Employee may discuss the terms of this Agreement with his attorney, financial advisors and immediate family members, provided he first informs such individuals of their obligation to keep that information confidential.

     7.   TERMINATION.

     7.1  TERMINATION BY THE CORPORATION.

          (a) The Corporation may terminate the Employee's employment under this Agreement without Cause (as defined in Section 7.1(b)), at any time by giving notice thereof to the Employee. The Employment Period shall terminate as of the date of such termination of employment.

          (b) The Corporation may terminate the Employee's employment under this Agreement for Cause at any time by notifying the Employee of such termination. For all purposes of this Agreement, the Employment Period shall end as of the date of such termination of employment. "CAUSE" shall mean the Executive's (i) neglect, failure or refusal to timely perform the duties of his employment (other than by reason of a physical or mental illness or impairment), or his gross negligence in the performance of his duties in any material respect, (ii) material breach of any agreements, covenants and representations made in any employment agreement or other agreement with the Corporation or any subsidiary, (iii) material violation of any law, rule, regulation or by-law of any governmental authority (state, federal or foreign), any securities exchange or association or other regulatory or self-regulatory body or agency applicable to the Corporation or any subsidiary or any material general policy or directive of the Corporation or any subsidiary, (iv) conviction of, or plea of guilty or nolo contendere to, a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or a felony, (v) violation of the Employee Non-Disclosure, Non-Competition and Assignment of Inventions Agreement, (v) giving or accepting undisclosed material commissions or other payments in cash or in kind in connection with the affairs of the Corporation or its clients,
(vi) failure to obtain or maintain any registration, license or other authorization or approval that the Corporation or any

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subsidiary reasonably believes is required in order for the Grantee to perform his duties, or (vii) habitual abuse of alcohol or drugs.

     7.2 TERMINATION BY THE EMPLOYEE. The Employee may terminate this Agreement at any time, for any reason or for no reason at all, by giving notice thereof to the Corporation at least thirty (30) days before the effective date of such termination. The Employment Period shall terminate as of the date of such termination of employment.

     7.3  SEVERANCE BENEFITS.

          (a) Except as provided in 7.3(b), if the Employee's employment under this Agreement is terminated before the end of the Employment Period by the Corporation without Cause or if the Employee dies or becomes totally disabled (as defined in Section 7.4), the Corporation shall pay the Employee a lump sum cash payment, within thirty (30) days of the date of such termination, equal to the Bonus, calculated as of the termination of the Employee's employment, less bonus payments andSalary paid to that date.

          (b) If the Employee's employments under this Agreement is terminated by the Corporation following a Change of Control without Cause or by the Employee for Good Reason, the Corporation shall pay the Employee a lump sum cash payment, within thirty (30) days of the date of such termination, equal to the greater of (x) one million dollars ($1,000,000) or (y) the Bonus, calculated as of the termination of the Employee's employment, less bonus payments andSalary paid to that date.

          (c) If the Employee's employment under this Agreement is terminated by the Corporation for Cause or by the Employee without Good Reason, the Corporation shall only pay the Employee a lump sum cash payment within thirty
(30) days of the date of such termination, equal to Employee's unpaid Salary to the termination date.

          (d) "GOOD REASON" means (i) any material reduction in the Employee's authority, duties or responsibilities occurring after a Change in Control or
(ii) any material failure by the Corporation to pay or provide the compensation and benefits under this Agreement; provided that, in each such event, the Employee shall give the Corporation notice thereof which shall specify in reasonable detail the circumstances constituting Good Reason, and there shall be no Good Reason with respect to any such circumstances cured by the Corporation within thirty (30) days after such notice.

          (e)  A "CHANGE IN CONTROL" shall be deemed to have occurred on:

               (i) the date of the acquisition by any "person" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange
                       Act), excluding the Corporation or any of its subsidiaries or affiliates or any employee benefit plan sponsored by any of the foregoing, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50.1% or more of either (x) the then outstanding shares of

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                       common stock of the Corporation or (y) the then
                       outstanding voting securities entitled to vote generally in the election of directors; or

               (ii) the date the individuals who constitute the Board as of the date of the Corporation's initial public offering (the "Incumbent Board") cease for any reason to constitute at least a majority of the members of the Board, provided that any individual becoming a director subsequent to the effective date of the initial public offering whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than any individual whose nomination for election to Board membership was not endorsed by the Corporation' management prior to, or at the time of, such individual's initial nomination for election) shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board; or

               (iii) the consummation of a merger, consolidation, recapitalization, reorganization, sale or disposition of all or a substantial portion of the Corporation's assets, a reverse stock split of outstanding voting securities, the issuance of shares of stock of the Corporation in connection with the acquisition of the stock or assets of another entity, provided, however, that a Change in Control shall not occur under this clause (iii) if consummation of the transaction would result in at least 51% of the total voting power represented by the voting securities of the Corporation (or, if not the Corporation, the entity that succeeds to all or substantially all of the Corporation's business) outstanding immediately after such transaction being beneficially owned (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) by at least 75% of the holders of outstanding voting securities of the Corporation immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction.

          (f) If the Employee is entitled to receive payments or other benefits under this Agreement upon the termination of his employment with the Corporation, the Employee hereby irrevocably waives the right to receive any payments or other benefits under any other severance or similar plan maintained by the Corporation ("OTHER SEVERANCE PLAN"), provided, however, that if the payments and other benefits provided under such Other Severance Plan exceed the payments and other benefits under this Agreement, the Employee, in his sole discretion, may elect to receive the payments and benefits under such Other Severance Plan in lieu of the payments and benefits under this Agreement upon his termination of employment.

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Notwithstanding anything to the contrary in this Agreement, nothing contained herein shall affect Employee's rights with respect to any stock option, restricted stock or other equity participation granted pursuant to any stock option, restricted stock, or other equity participation plan of the Corporation or its affiliates, all of which shall be governed by the terms of the governing documents, including the specific grant documents.

     7.4 TERMINATION BY DEATH OR DISABILITY. Except for the right to the payment of any unpaid Bonus, as provided in this Agreement, This Agreement shall terminate automatically upon the Employee's death. If the Corporation determines in good faith that the Employee has a "total disability" (within the meaning of such term or of a similar term as defined in the Corporation's long-term disability plan as in effect from time to time), the Corporation may terminate his employment under this Agreement by notifying the Employee thereof at least thirty (30) days before the effective date of such termination.

     8. NOTICES. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Employee at the last address he has filed in writing with the Corporation or, in the case of the Corporation, to the Corporation's principal executive offices.

     9. WITHHOLDING TAXES. The Corporation shall have the right, to the extent permitted by law, to withhold from any payment of any kind due to the Employee under this Agreement to satisfy the tax withholding obligations of the Corporation under applicable law.

     11. BINDING AGREEMENT; WAIVER. This Agreement shall be binding upon the Employee and the Corporation on and after the date of this Agreement. The rights and obligations of the Corporation under this agreement shall inure to the benefit of and shall be binding upon the Corporation and any successor of the Corporation, and the benefits of this Agreement shall inure to the benefit of the Employee's estate and beneficiaries in the event of the Employee's death. Neither party may assign his or its duties or rights under this Agreement without the prior written consent of the other party; provided, however that (i) the Corporation may assign this Agreement to any subsidiary, parent or affiliate, without the consent of the Employee, and such assignment shall not, in and of itself, constitute, a termination of employment under this Agreement and (ii) this Agreement may be assigned without consent in connection with any sale of all or substantially all of the Corporation's assets or upon any merger, consolidation or reorganization of the Corporation with or into any other corporation.

     13. ENTIRE AGREEMENT; LAST AGREEMENT. This Agreement and the SoundView Technology Group, Inc. Employee Non-Disclosure, Non-Competition and Assignment of Inventions Agreement constitute the entire understanding of the Employee and the Corporation with respect to the subject matter hereof and supersedes and voids any and all prior agreements or understandings, written or oral, regarding the subject matter hereof. This Agreement may not be changed, modified, or discharged orally, but only by an instrument in writing signed by the parties. The parties hereto agree that this Agreement shall not be renewed or renegotiated following the Employment Period.

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     14.  GOVERNING LAW AND SEVERABILITY. This Agreement shall be governed by the laws of the State of New York (without giving effect to choice of law principles or rules thereof that would cause the application of the laws of any jurisdiction other than the State of New York) and the invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     15. ARBITRATION. DISPUTES REGARDING THE EMPLOYEE'S EMPLOYMENT WITH THE CORPORATION, INCLUDING, WITHOUT LIMITATION, ANY DISPUTE UNDER THIS AGREEMENT WHICH CANNOT BE RESOLVED BY NEGOTIATIONS BETWEEN THE CORPORATION AND THE EMPLOYEE, BUT EXCLUDING ANY DISPUTES REGARDING THE EXECUTIVE'S COMPLIANCE WITH THE RESTRICTIONS OF THE EMPLOYEE NON-DISCLOSURE, NON-COMPETITION AND ASSIGNMENT OF INVENTIONS AGREEMENT REFERRED TO IN SECTION 6 OF THIS AGREEMENT, SHALL BE SUBMITTED TO, AND SOLELY DETERMINED BY, FINAL AND BINDING ARBITRATION CONDUCTED BY JAMS/ENDISPUTE, INC.'S ARBITRATION RULES APPLICABLE TO EMPLOYMENT DISPUTES, AND THE PARTIES AGREE TO BE BOUND BY THE FINAL AWARD OF THE ARBITRATOR IN ANY SUCH PROCEEDING. THE ARBITRATOR SHALL APPLY THE LAWS OF THE STATE OF NEW YORK WITH RESPECT TO THE INTERPRETATION OR ENFORCEMENT OF ANY MATTER RELATING TO THIS AGREEMENT; IN ALL OTHER CASES THE ARBITRATOR SHALL APPLY THE LAWS OF THE STATE SPECIFIED IN THE CORPORATION'S ALTERNATIVE DISPUTE RESOLUTION POLICY AS IN EFFECT FROM TIME TO TIME (IF ANY). ARBITRATION MAY BE HELD IN NEW YORK, NEW YORK, OR SUCH OTHER PLACE AS THE PARTIES HERETO MAY MUTUALLY AGREE, AND SHALL BE CONDUCTED SOLELY BY A FORMER JUDGE. JUDGMENT UPON THE AWARD BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

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     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

WITNESS/ATTEST                           SOUNDVIEW TECHNOLOGY GROUP, INC.


                                         By: /s/ Mark F. Loehr
-------------------------------------       ----------------------------------
                                            Mark F. Loehr
                                            Chief Executive Officer


                                         EMPLOYEE

                                          /s/ Robert Meier
                                         -------------------------------------


Date:  ____________________

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